UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

____________________

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

January 5, 2006

Date of Report (Date of earliest event reported)

OAKLEY, INC.

(Exact name of registrant as specified in its charter)

Washington	001-13848	95-3194947
(State of Incorporation)	(Commission File Number)	(IRS Employer Identification Number)
One Icon Foothill Ranch, California 92610 (Address of principal executive offices) (Zip Code)

(949) 951-0991

(Registrant’s telephone number, including area code)

N/A

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[   ] Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[   ] Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[   ] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[   ] Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01               Entry into a Material Definitive Agreement.

                The Board of Directors of Oakley, Inc. ("Oakley") has previously approved the Oakley, Inc. 2005 Deferred Compensation Plan (the "2005 Plan").  The 2005 Plan was adopted in part to comply with the recently enacted Section 409A of the Internal Revenue Code of 1986, as amended (the "Code").  The 2005 Plan was executed on December 30, 2005.  The following description of the material terms of the 2005 Plan is qualified by reference to the 2005 Plan which is attached hereto as Exhibit 99.1.

The 2005 Plan is administered by a committee appointed under the 2005 Plan.  The committee may select certain officers and key employees of Oakley for participation in the 2005 Plan.  A participant has the right to defer all or a portion of his or her compensation under the 2005 Plan.  A participant may defer a specified percentage or amount of his or her base salary, commissions and/or bonuses.

The amounts deferred under the 2005 Plan represent an obligation of Oakley to make payments to the participant at some time in the future.  The amount that Oakley is required to pay under the 2005 Plan is equal to the amounts deferred by the participant, as adjusted for hypothetical gains or losses attributable to the deemed investment of such amounts as chosen by the participant from among designated hypothetical investment alternatives, all of which is reflected in the participant's account (a bookkeeping account is maintained by Oakley for each participant).  In addition, Oakley may make discretionary company contribution credits to the accounts of the participants in such amounts and under such terms and conditions as the committee determines in its discretion.

The deferred compensation obligations incurred by Oakley under the 2005 Plan are unsecured general obligations of Oakley, and will rank equally with other unsecured and unsubordinated indebtedness of Oakley, from time to time outstanding, payable from the general assets of Oakley.

A participant is immediately vested in all amounts deferred at the participant's election (adjusted for hypothetical gains or losses attributable thereto).  A participant will be vested in any discretionary company contribution credits made to his or her accounts (adjusted for hypothetical gains or losses attributable thereto) to the extent provided by the committee.

The amounts payable to participants under the 2005 Plan are distributed in accordance with the distribution provisions of the 2005 Plan.  Distributions generally begin following a participant's separation from service.  However, distributions to participants who are "key employees" (as defined in Section 416(i) of the Code) generally will not begin until a date which is at least six months after such participant's separation from service.  Distributions generally are payable in cash in a lump sum or in annual installments over a five year period.  Also, a participant may elect to receive certain distributions prior to separation from service, commencing on a date specified by the participant.  In-service distributions generally are payable in cash in a lump sum or in annual installments over a four year period.  Amounts retained in the participant's account during a distribution period continue to be adjusted for hypothetical gains and losses.  Distributions are made pursuant to an advance payment election.  Payment election changes are subject to certain limitations.  A participant may be entitled to an early distribution under the 2005 Plan in the event of severe financial hardship.

Oakley has reserved the right to amend or terminate the 2005 Plan.  However, no such action may reduce the account balance of a participant.   In the event of a "Change of Control" (as defined in the 2005 Plan), the 2005 Plan will be terminated unless assumed by the successor or surviving corporation and such successor or surviving corporation determines not to terminate the 2005 Plan.

Item 9.01               Financial Statements and Exhibits.

Exhibit 99.1    Oakley, Inc. 2005 Deferred Compensation Plan.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

                                                                                                          Oakley, Inc.

Date: January 5, 2006                                                                     By:  /s/ Cosmas N. Lykos

                                                                                                                 Cosmas N. Lykos

                                                                                                                 Vice President, Business Development

EXHIBIT INDEX

Exhibit Number	Description

99.1	Oakley, Inc. 2005 Deferred Compensation Plan.